                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                 March 20, 2003


                          THE GOLDMAN SACHS GROUP, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                     NO. 001-14965          NO. 13-4019460
(State or other jurisdiction of       (Commission File          (IRS Employer
         incorporation)                   Number)            Identification No.)


                   85 BROAD STREET
                  NEW YORK, NEW YORK                         10004
       (Address of Principal Executive Offices)            (Zip Code)


       Registrant's telephone number, including area code: (212) 902-1000


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

      On March 20, 2003, The Goldman Sachs Group, Inc. reported net earnings of $662 million for its fiscal first quarter ended February 28, 2003. Earnings per diluted share were $1.29 compared to $0.98 for both the fourth quarter of 2002 and the first quarter of 2002. Annualized return on average tangible shareholders' equity(1) was 18.3% and annualized return on average shareholders' equity was 13.7% for the first quarter of 2003.

                                  NET REVENUES

INVESTMENT BANKING

Net revenues in Investment Banking were $718 million compared to $523 million for the fourth quarter of 2002 and $893 million for the first quarter of 2002.

Net revenues in Financial Advisory were $337 million compared to $457 million for the first quarter of 2002, primarily reflecting a 20% decrease in industry-wide completed mergers and acquisitions.(2) Net revenues in the firm's Underwriting business were $381 million compared to $436 million for the same 2002 period, primarily reflecting a 59% decline in industry-wide common stock offerings and a 78% decline in industry-wide initial public offerings,(2) partially offset by increased net revenues from convertible offerings and mortgage-backed securities new issuance activity.

The reduction in Investment Banking net revenues compared to the same period last year was due to lower levels of activity across substantially all sectors. The firm's investment banking backlog declined during the quarter.

TRADING AND PRINCIPAL INVESTMENTS

Net revenues in Trading and Principal Investments were $2.15 billion compared to $990 million for the fourth quarter of 2002 and $1.33 billion for the first quarter of 2002.

FICC net revenues of $1.88 billion increased 54% compared to the same 2002 period, reflecting strong net revenues across nearly all businesses, as the firm operated in a favorable environment characterized by a steep yield curve, increased volatility in interest rates and commodities, favorable financing rates, and strong customer demand, particularly in mortgages. Higher net revenues in credit products, interest rate derivatives and mortgages were partially offset by decreased net revenues in currencies. In addition, net revenues in the firm's commodities business were essentially unchanged from the first quarter of 2002.

Net revenues in Equities increased to $349 million from $105 million for the first quarter of 2002, primarily due to the negative effect of a single block trade in the first quarter of 2002, as well as an improved performance in equity derivatives, partially offset by lower net revenues in the firm's U.S. shares business.

Principal Investments recorded negative net revenues of $77 million, primarily due to an unrealized loss of $44 million related to the firm's convertible preferred stock investment in Sumitomo Mitsui Financial Group, Inc. (SMFG), as well as declines in the fair value of certain real estate investments.

The firm's investment in SMFG is carried at fair value, which is derived from market data, such as SMFG's common stock price and credit spreads, and which incorporates the impact of transfer restrictions on the firm's investment as well as downside protection on the conversion strike price.

As of February 28, 2003, the aggregate carrying value of the firm's principal investments held directly or through the firm's merchant banking funds was $3.03 billion, consisting of convertible preferred stock in SMFG of $1.23 billion, other corporate principal investments of $1.05 billion and real estate principal investments of $748 million.

ASSET MANAGEMENT AND SECURITIES SERVICES

Net revenues in Asset Management and Securities Services were $1.32 billion, 4% lower than both the fourth quarter of 2002 and the first quarter of 2002.

Asset Management net revenues of $455 million increased 8% compared to last year's first quarter, primarily due to higher incentive income, as the return on assets under management of certain funds exceeded benchmark returns or other performance targets. During the quarter, assets under management declined by $2 billion, reflecting net asset inflows of $4 billion, primarily in equity and fixed income assets, more than offset by market depreciation of $6 billion.

Securities Services net revenues were $251 million compared to $207 million for the same 2002 period, primarily reflecting increased spreads in the firm's matched book business and higher customer balances in the firm's securities lending and margin lending businesses.

Commissions were $612 million compared to $745 million for the same period last year, primarily reflecting lower equity transaction volumes in U.S. shares, as well as lower merchant banking overrides (i.e., an increased share of a fund's income and gains when the return on the fund's investments exceeds certain threshold returns).

                                    EXPENSES

Operating expenses were $3.17 billion, 46% higher than the fourth quarter of 2002 and 15% higher than the first quarter of 2002.

Compensation and benefits of $2.09 billion increased 16% compared to the same period last year, commensurate with higher net revenue levels. The ratio of compensation and benefits to net revenues was 50% for the quarter, consistent with last year's first quarter. Employment levels decreased 4% during the quarter.

Non-compensation-related expenses of $1.03 billion increased 23% compared to the same period last year, reflecting higher professional services and other expenses, primarily due to a provision of $100 million for a number of litigation and regulatory proceedings, as well as higher occupancy and depreciation and amortization expenses, reflecting exit costs of $97 million associated with reductions in the firm's global office space, the largest single portion of which related to the firm's exercise of an early termination option on its lease at 10 Hanover Square in New York. These increases were partially offset by lower communications and technology and market development costs. Excluding the impact of the provision for litigation and regulatory proceedings and the global office space exit costs, non-compensation-related expenses were essentially unchanged from the same period last year.

The effective income tax rate for the first quarter of 2003 was 35.0%, unchanged from fiscal year 2002 and down from 37.5% from the first quarter of 2002.

                                     CAPITAL

As of February 28, 2003, total capital was $62.91 billion, consisting of $19.51 billion in shareholders' equity and $43.40 billion in long-term debt. Book value per share was $40.05 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 487.3 million at period end. Tangible book value per share was $30.18.(1)

During the quarter, the firm repurchased 3.9 million shares of its common stock at an average price of $68.82 per share. The remaining share authorization under the firm's existing common stock repurchase program is 15.7 million shares.

                                    DIVIDEND

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.12 per share to be paid on May 29, 2003 to common shareholders of record on April 29, 2003.

                         SHARES ELIGIBLE FOR FUTURE SALE

On May 8, 2003, up to approximately 24 million shares of common stock related to the firm's initial public offering (IPO) and subsequent acquisitions held by people no longer active at the firm become eligible for sale.

On June 26, 2003, approximately 54 million shares of common stock related to the firm's IPO and subsequent acquisitions, primarily held by people who are active at the firm, become eligible for sale. In addition, approximately 11 million employee stock options granted at the time of the IPO become exercisable on that date. Substantially all of these shares will be subject to compliance with blackout procedures and volume restrictions designed, in part, to facilitate orderly sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements". These statements are not historical facts but instead represent only the firm's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm's control. It is possible that the firm's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm's future results, see "Business - Certain Factors That May Affect Our Business" in the firm's Annual Report on Form 10-K for the fiscal year ended November 29, 2002.

Statements about the firm's investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that we expect to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect our investment banking transactions, see "Business - Certain Factors That May Affect Our Business" in the firm's Annual Report on Form 10-K for the fiscal year ended November 29, 2002.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  NET REVENUES
                                   (unaudited)
                                ($ in millions)

                                                             THREE MONTHS ENDED                      % CHANGE FROM
                                               ---------------------------------------------   --------------------------
                                               FEBRUARY 28,     NOVEMBER 29,    FEBRUARY 22,   NOVEMBER 29,  FEBRUARY 22,
                                                  2003             2002             2002          2002           2002
                                               ------------     ------------    ------------   ------------  ------------
INVESTMENT BANKING

Financial Advisory                               $   337          $   299         $   457           13 %         (26) %
Underwriting                                         381              224             436           70           (13)
                                                 -------          -------         -------

Total Investment Banking                             718              523             893           37           (20)
                                                 -------          -------         -------

TRADING AND PRINCIPAL INVESTMENTS

FICC                                               1,879              793           1,222          137            54
Equities                                             349              204             105           71           N.M.
Principal Investments                                (77)              (7)              3          N.M.          N.M.
                                                 -------          -------         -------

Total Trading and Principal
    Investments                                    2,151              990           1,330          117            62
                                                 -------          -------         -------

ASSET MANAGEMENT AND SECURITIES SERVICES

Asset Management                                     455              387             423           18             8
Securities Services                                  251              246             207            2            21
Commissions                                          612              742             745          (18)          (18)
                                                 -------          -------         -------

Total Asset Management
    and Securities Services                        1,318            1,375           1,375           (4)           (4)
                                                 -------          -------         -------

Total net revenues                               $ 4,187          $ 2,888         $ 3,598           45            16
                                                 =======          =======         =======

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                             THREE MONTHS ENDED                        % CHANGE FROM
                                               ----------------------------------------------   ----------------------------
                                               FEBRUARY 28,     NOVEMBER 29,     FEBRUARY 22,   NOVEMBER 29,    FEBRUARY 22,
                                                   2003             2002             2002           2002           2002
                                               ------------     ------------     ------------   ------------    ------------
                                                         (in millions, except per
                                                       share amounts and employees)
Revenues
Investment banking                               $   626          $   449          $   825            39 %          (24) %
Trading and principal investments                  1,773              679            1,203           161             47
Asset management and securities services           1,063            1,140            1,158            (7)            (8)
Interest income                                    2,632            2,780            2,514            (5)             5
                                                 -------          -------          -------
    Total revenues                                 6,094            5,048            5,700            21              7

Interest expense                                   1,907            2,160            2,102           (12)            (9)
                                                 -------          -------          -------
    Revenues, net of interest expense              4,187            2,888            3,598            45             16

Operating expenses
Compensation and benefits                          2,094            1,195            1,799            75             16
Amortization of employee initial public
    offering and acquisition awards                   49               28              125            75            (61)

Brokerage, clearing and exchange fees                190              199              196            (5)            (3)
Market development                                    55               75               70           (27)           (21)
Communications and technology                        117              127              142            (8)           (18)
Depreciation and amortization                        157              166              137            (5)            15
Amortization of identifiable intangible assets        32               33               31            (3)             3
Occupancy                                            223              180              141            24             58
Professional services and other                      252              166              118            52            114
                                                 -------          -------          -------
    Total non-compensation expenses                1,026              946              835             8             23

                                                 -------          -------          -------
    Total operating expenses                       3,169            2,169            2,759            46             15
                                                 -------          -------          -------

Pre-tax earnings                                   1,018              719              839            42             21
Provision for taxes                                  356              214              315            66             13
                                                 -------          -------          -------
Net earnings                                     $   662          $   505          $   524            31             26
                                                 =======          =======          =======

Earnings per share
Basic                                            $  1.35          $  1.03          $  1.05            31             29
Diluted                                             1.29             0.98             0.98            32             32

Average common shares outstanding
Basic                                              489.3            490.7            500.2            --             (2)
Diluted                                            512.0            515.1            534.4            (1)            (4)

Employees at period end (3)                       19,035           19,739           22,136            (4)           (14)

Ratio of compensation and benefits to
    revenues, net of interest expense                 50 %             41 %             50 %

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                              AVERAGE DAILY VAR (4)
                                   (unaudited)
                                 ($ in millions)

                                                          THREE MONTHS ENDED
                                               ----------------------------------------
                                               FEBRUARY 28,  NOVEMBER 29,  FEBRUARY 22,
Risk Categories                                    2003          2002          2002
                                               ------------  ------------  ------------
Interest rates                                     $ 32          $ 39          $ 35
Equity prices                                        31            25            25
Currency rates                                       22            13            15
Commodity prices                                     18            13            10
Diversification effect (5)                          (50)          (44)          (37)
                                                   ----          ----          ----
Firmwide                                           $ 53          $ 46          $ 48
                                                   ====          ====          ====

                                      * * *

                           ASSETS UNDER MANAGEMENT (6)
                                   (unaudited)
                                 ($ in billions)

                                                                  AS OF                             % CHANGE FROM
                                              --------------------------------------------   ---------------------------
                                              FEBRUARY 28,    NOVEMBER 30,    FEBRUARY 28,   NOVEMBER 30,   FEBRUARY 28,
                                                  2003            2002           2002            2002          2002
                                              ------------    ------------    ------------   ------------   ------------
Money markets                                    $ 108           $ 108          $  110            -- %          (2) %
Fixed income and currency                          102              96              80             6            28
Equity                                              79              86              94            (8)          (16)
Alternative investments                             57              58              60            (2)           (5)
                                                 -----           -----          ------
Assets under management                          $ 346           $ 348          $  344            (1)            1
                                                 =====           =====          ======

                                                          THREE MONTHS ENDED
                                              --------------------------------------------
                                              FEBRUARY 28,    NOVEMBER 30,    FEBRUARY 28,
Assets Under Management                           2003            2002           2002
                                              ------------    ------------    ------------
Balance, beginning of period                     $ 348           $ 336           $ 351
Net asset inflows/(outflows)                         4              10              (3)
Net market (depreciation)/appreciation              (6)              2              (4)
                                                 -----           -----           -----
Balance, end of period                           $ 346           $ 348           $ 344
                                                 =====           =====           =====

                                      * * *

                              PRINCIPAL INVESTMENTS
                                   (unaudited)
                                 ($ in millions)

                                                      AS OF FEBRUARY 28, 2003
                                              ---------------------------------------
                                              CORPORATE     REAL ESTATE         TOTAL
                                              ---------     -----------        ------
Private                                        $   889         $ 739           $ 1,628
Public                                             158             9               167
SMFG convertible preferred stock (7)             1,233            --             1,233
                                               -------         -----           -------
Total                                          $ 2,280         $ 748           $ 3,028
                                               =======         =====           =======

                                    FOOTNOTES

(1) Tangible shareholders' equity equals total shareholders' equity less goodwill and identifiable intangible assets. Management believes that tangible shareholders' equity is a meaningful measure because it reflects the equity deployed in the firm's businesses. Annualized return on average tangible shareholders' equity is computed by dividing annualized net earnings by average monthly tangible shareholders' equity. Tangible book value per share is computed by dividing tangible shareholders' equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth the reconciliation of shareholders' equity to tangible shareholders' equity:

                                                                Average for
                                                                 the Three
                                                                Months Ended          As of
                                                                February 28,      February 28,
                                                                    2003              2003
                                                               -------------      ------------
                                                                         (unaudited)
                                                                        (in millions)
      Shareholders' equity                                        $19,283           $19,514
      Less: Goodwill and identifiable intangible assets             4,823             4,809
                                                                  -------           -------
      Tangible shareholders' equity                               $14,460           $14,705
                                                                  =======           =======


(2) Thomson Financial Securities Data - November 30, 2002 through February 28, 2003 and December 1, 2001 through February 22, 2002.

(3) Excludes employees of Goldman Sachs' property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

(4) VaR is the potential loss in value of Goldman Sachs' trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm's trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A "Quantitative and Qualitative Disclosures about Market Risk" in the firm's Annual Report on Form 10-K for the fiscal year ended November 29, 2002.

(5) Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(6) Substantially all assets under management are valued as of calendar month end.

(7) Includes the impact of foreign exchange revaluation on the investment, for which the firm maintains an economic hedge.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE GOLDMAN SACHS GROUP, INC.
                                                 (Registrant)


Date: March 20, 2003                    By: /s/ Dan H. Jester
                                            ------------------------------------
                                            Name:  Dan H. Jester
                                            Title: Vice President and Deputy
                                                   Chief Financial Officer